POWER OF ATTORNEY

The undersigned hereby appoints each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly his or her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Form 3, Form 4 or Form 5, any amendments thereto or any related documentation
(together the "Filing Documentation") which may be required
 to be filed in his or her individual capacity as a result of the undersigned's position as managing member of Farallon
Capital Management, L.L.C. and/or Farallon Partners, L.L.C., and granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Forms 3, Forms 4 or Forms 5 unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned in his or her capacity as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners,
L.L.C. with respect to the execution and filing of Filing Documentation.


Date: January 4, 2011				        By: /s/ John R. Warren
						        Name: John R. Warren